Exhibit 5.01

January 31, 2012

Symantec Corporation

350 Ellis Street

Mountain View, CA 94043

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Symantec Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about January 31, 2012 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of an additional 50,000 shares of the Company’s Common Stock (the “Stock”), all subject to issuance by the Company upon the granting by the Company of stock awards under its 2000 Director Equity Incentive Plan, as amended (the “2000 Plan”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	The Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on September 20, 2004 (as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 1, 2005 and as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 31, 2009) and the Certificate of Designations of Series A Junior Participating Preferred Stock, filed with the Delaware Secretary of State on December 16, 2004;

(2)	The Company’s Amended and Restated Bylaws, certified by the Company’s Assistant Secretary on January 30, 2012;

(3)	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	The Prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(5)	the resolutions of the Company’s Board of Directors as of July 20, 2000, July 20, 2004, July 24, 2007 and July 26, 2011 and the Company’s stockholders as of October 3, 2000, September 15, 2004, September 13, 2007 and October 25, 2011, approving the adoption of the Director Plan and subsequent amendments thereto, including the increase in shares reserved for future issuance (which shares are being registered on the Registration Statement);

(7)	stock records that the Company has provided to us (consisting of a summary report of currently outstanding options and other rights to receive the Company’s capital stock that was prepared by the Company and dated January 30, 2012 verifying the number of such issued and outstanding securities);

(8)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”), including as to the number of (i) outstanding shares of capital stock, (ii) outstanding options, warrants and rights to purchase capital stock, (iii) any additional shares of capital stock reserved for future issuance in connection with stock option and purchase plans and all other plans, agreements or rights;

(9)	a certificate from Computershare Trust Company, N.A., the Company’s transfer agent, dated as of January 30, 2012 verifying the number of the Company’s issued and outstanding shares of Common Stock, $0.01 par value, as of January 30, 2012; and

(10)	The 2000 Plan and form of purchase agreement to be entered into thereunder.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, it is our opinion that the Stock that may be issued and sold by the Company upon the granting of stock awards under the 2000 Plan, when issued, sold and delivered in accordance with the 2000 Plan and the purchase agreements to be entered into thereunder, and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,
/s/ FENWICK & WEST LLP
Fenwick & West LLP